SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2004

0-21767 (Commission File Number)

ViaSat, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0174996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6155 El Camino Real, Carlsbad, CA (Address of Principal Executive Offices)	92009 (Zip Code)

Registrant’s telephone number, including area code: (760) 476-2200

Item 5. Other Events.
Item 7. Exhibits.
SIGNATURE
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3

This Amendment No. 1 to the Current Report by ViaSat, Inc., on Form 8-K/A is filed to include the attached exhibits without redacted items. ViaSat previously filed a request with the Securities and Exchange Commission seeking confidential treatment of the redacted items and filed the attached exhibits with those redactions pending resolution of the request for confidential treatment. Recently, ViaSat withdrew its request for confidential treatment of the redacted items.

Item 5. Other Events.

ViaSat entered into an Amended and Restated Revolving Loan Agreement of $20 million with certain banks dated as of December 31, 2002 (the “Restated Loan Agreement”) with a term through September 30, 2003. ViaSat executed Amendment No. 1 to the Restated Loan Agreement dated as of March 26, 2003 to increase the sub-facility for letters of credit. ViaSat executed Amendment No. 2 to the Restated Loan Agreement dated as of March 31, 2003, under which the banks modified certain financial covenants in the Restated Loan Agreement. On August 12, 2003, ViaSat executed Amendment No. 3 to the Restated Loan Agreement, under which the banks (i) increased the credit facility to $30 million, (ii) extended to the term through September 30, 2004, (iii) further increased the sub-facility for letters of credit, and (iv) modified certain financial covenants.

Under the Restated Loan Agreement, as amended, ViaSat has the option to borrow at the bank’s prime rate or at LIBOR plus, in each case, an applicable margin based on the ratio of ViaSat’s total debt to EBITDA (income from operations plus depreciation and amortization). The Restated Loan Agreement contains financial covenants that set maximum debt to EBITDA limits, minimum quarterly EBITDA limits, a minimum quick ratio limit and a minimum tangible net worth limit. The Restated Loan Agreement is collateralized by cash, accounts receivable and inventory of ViaSat.

Attached hereto and incorporated herein by reference as Exhibits 10.1, 10.2, and 10.3 respectively, are copies of (a) Amendment No. 1 to the Restated Loan Agreement, (b) Amendment No. 2 to the Restated Loan Agreement and (c) Amendment No. 3 to the Restated Loan Agreement. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.

Item 7. Exhibits.

     (c) Exhibits.

Exhibit
Number	Description of Exhibit
10.1	Amendment No. 1 to Amended and Restated Loan Agreement, dated March 26, 2003 by and among Union Bank of California, Comerica Bank-California and ViaSat, Inc.
10.2	Amendment No. 2 to Amended and Restated Revolving Loan Agreement, dated March 31, 2003 by and among Union Bank of California, Comerica Bank-California and ViaSat, Inc.
10.3	Amendment No. 3 to Amended and Restated Loan Agreement, dated August 12, 2003 by and among Union Bank of California, Comerica Bank-California and ViaSat, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2004	VIASAT, INC.
	By:	/s/ Gregory D. Monahan
Gregory D. Monahan
Vice President-Administration, General Counsel and Secretary